Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

IBERIABANK CORPORATION,

IBERIABANK,

and

GIBRALTAR PRIVATE BANK & TRUST COMPANY

Dated as of October 19, 2017

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plan	5.10(d)
Action	3.10
Affiliate	8.3
Agreement	Preamble
Bank	Preamble
Bank Acquisition Proposal	5.3(e)(i)
Bank Adverse Recommendation Change	5.3(b)
Bank Alternative Acquisition Agreement	5.3(a)
Bank Articles	3.1(b)
Bank Board	Recitals
Bank Bylaws	3.1(b)
Bank Certificates	2.3(b)
Bank Common Stock	2.2(a)
Bank Disclosure Letter	Article III
Bank Equity Plans	8.3
Bank Material Adverse Effect	8.3
Bank Material Contract	3.15(a)
Bank Merger Act	8.3
Bank Plans	3.11(a)
Bank Recommendation	3.4(b)
Bank Registered IP	3.18(a)
Bank Regulatory Agreement	3.10(e)
Bank Restricted Stock Award	2.7(b)
Bank Stock Option	2.7(a)
Bank Stockholder Approval	3.4(a)
Bank Stockholders’ Meeting	5.4(d)
Bank Superior Proposal	5.3(e)(ii)
Bank Termination Fee	7.3(b)
Benefit Plan	8.3
BHC Act	8.3
Book-Entry Bank Shares	2.3(b)
Burdensome Condition	5.6(a)
Business Day	8.3
Certificate	2.3(a)
Closing	1.2
Code	Recitals
Confidentiality Agreement	5.5(b)
Continuing Employee	5.10(a)
Contract	8.3
control	8.3
Copyrights	8.3
CRA	3.10(a)

D&O Indemnified Parties	5.9(a)
Derivative Transaction	3.22(b)
Dissenting Bank Shares	2.6
Domain Names	8.3
Effective Time	1.3
EGI	3.14(j)
Environmental Law	3.13(b)
ERISA	8.3
ERISA Affiliate	8.3
Exchange Act	8.3
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.2(a)
FDIC	8.3
Federal Reserve	8.3
FHLB	3.10(d)
Financial Statements	3.6(a)
GAAP	3.6(a)
Governmental Entity	8.3
Hazardous Substance	3.13(c)
Insurance Amount	5.9(b)
Intellectual Property	8.3
Intentional Breach	8.3
IRS	8.3
IT Assets	8.3
knowledge	8.3
Law	8.3
Liens	3.3
Loans	3.24(a)
Marks	8.3
Measurement Price	2.2(b)
Merger	1.1
Minority Interest Business	3.3
NASDAQ	8.3
Option Payment	2.7(a)
Outside Date	7.1(b)(i)
Patents	8.3
PBGC	8.3
Per Share Consideration	2.7(a)
Permits	3.10(c)
Permitted Liens	8.3
Person	8.3
Pool	3.24(f)
Proxy Statement	3.5(b)
Purchaser	Preamble
Purchaser Bank	Preamble

v

Purchaser Bylaws	4.1(b)
Purchaser Charter	4.1(b)
Purchaser Common Stock	2.2(a)
Purchaser Disclosure Letter	Article IV
Purchaser Material Adverse Effect	8.3
Purchaser Plans	5.10(b)
Purchaser Preferred Stock	4.2(a)
Purchaser Regulatory Agreement	4.9(c)
Purchaser SEC Documents	4.5(a)
Purchaser Severance Plan	5.10(e)
Registration Statement	3.5(b)
Representatives	8.3
Requisite Regulatory Approvals	5.6(b)
Sarbanes-Oxley Act	8.3
SEC	8.3
Securities Act	8.3
Significant Subsidiary	8.3
Subsidiary	8.3
Surviving Bank	1.1
Takeover Laws	5.7
Tax Contest	8.3
Tax Returns	8.3
Taxes	8.3
Transaction Document	8.3
Transactions	Preamble
WARN Act	3.12(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 19, 2017, is by and among IBERIABANK Corporation, a Louisiana corporation (“Purchaser”), IBERIABANK, a Louisiana-chartered commercial bank and wholly-owned Subsidiary of Purchaser (“Purchaser Bank”), and Gibraltar Private Bank & Trust Company, a federal savings bank (the “Bank”).

RECITALS

WHEREAS, the Board of Directors of the Bank (the “Bank Board”) has (i) unanimously approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), advisable and in the best interests of the Bank and its stockholders, (ii) authorized and approved the execution, delivery and performance by the Bank of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the “Transactions”) and (iii) resolved and agreed to recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Bank;

WHEREAS, the Boards of Directors of each of Purchaser and Purchaser Bank have approved this Agreement and declared it advisable for Purchaser and Purchaser Bank, respectively, to enter into this Agreement;

WHEREAS, Purchaser, as the sole shareholder of Purchaser Bank, has approved and adopted this Agreement and the Transactions;

WHEREAS, concurrently with the execution of this Agreement, Purchaser and the members of the Board of Directors of the Bank have entered into a Voting Agreement in the forms attached hereto as Exhibit A, pursuant to which and subject to the terms thereof, among other things, such individuals are agreeing to vote the shares of Bank Common Stock (as defined below) owned by each of them in favor of the approval and adoption of this Agreement and the Transactions, and to take certain other actions in furtherance of the Transactions;

WHEREAS, each of the parties intends that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, by executing this Agreement, to adopt a plan of reorganization for purposes of Section 368(a) of the Code; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 365.1 of Title 6 of the Louisiana Revised Statutes and 12 U.S.C. §§ 1467a(s) and 1828(c)(2)(B), at the Effective Time (as hereinafter defined), the Bank shall be merged with and into Purchaser Bank (the “Merger”). At the Effective Time, the separate existence of the Bank shall cease, and Purchaser Bank shall continue to exist as a state-chartered bank under the laws of Louisiana (Purchaser Bank, as the Surviving Bank in the Merger, sometimes being referred to herein as the “Surviving Bank”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 a.m., Eastern time, on the last Business Day of the calendar month following the month in which all of the conditions set forth in Article VI have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, the Merger shall be effective as of the date and time specified in the Certificate of Merger issued by the Commissioner of Financial Institutions of the State of Louisiana (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Louisiana Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of the Bank shall cease and all the property, rights, privileges, powers, franchises and assets of the Bank shall vest in the Surviving Bank, and all debts, liabilities and duties of the Bank shall become the debts, liabilities, duties and obligations of the Surviving Bank.

Section 1.5 Articles of Association; Bylaws; Name and Offices.

(a) The articles of association of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Bank following the Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) The bylaws of Purchaser Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank following the Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

(c) The name of the Surviving Bank shall be “IBERIABANK”. The main office of the Surviving Bank shall be the branch office of the Purchaser Bank located at 200 West Congress Street, Lafayette, Louisiana 70501. The branch offices of the Bank and Purchaser Bank that are in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices of Purchaser Bank that may be decided by Purchaser Bank and authorized by applicable regulatory authorities after the date hereof.

Section 1.6 Directors. The directors of Purchaser Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank following the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Purchaser Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank following the Merger until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

Section 1.8 Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may by mutual agreement change the method of effecting the business combination contemplated by this Agreement if and to the extent they deem such a change to be desirable; provided, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Bank Common Stock, and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Bank Common Stock pursuant to this Agreement or (ii) materially impede or delay consummation of the Merger.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Purchaser Bank Common Stock. Each share of common stock of Purchaser Bank (the “Purchaser Bank Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding after, and shall be unaffected by, the Merger.

Section 2.2 Conversion of Bank Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Bank, Purchaser, Purchaser Bank or the holders of any shares of capital stock of the Bank, Purchaser or Purchaser Bank:

(a) Each share of Bank Common Stock, par value $0.01 per share (the “Bank Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) any Dissenting Bank Shares (as hereinafter defined) and (ii) any shares of Bank Common Stock to be canceled in accordance with Section 2.2(c)) shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article II, 1.9749 of a share (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Purchaser (the “Purchaser Common Stock”), and subject to payment of cash in lieu of fractional shares of Purchaser Common Stock as provided in Section 2.4.

(b) As used in this Agreement, the term “Measurement Price” means the arithmetic mean of the daily volume weighted average trading prices of Purchaser Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR using reported trading prices between the hours of 9:30 AM Eastern Time and 4:00 PM Eastern Time) on each of the ten (10) trading days ending one (1) Business Day immediately prior to the day of the Effective Time. The Exchange Ratio is subject to further adjustment as set forth below:

(i) if the Measurement Price is greater than $94.88 per share, then the Exchange Ratio shall be adjusted to equal the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing $187.3785 by the Measurement Price; or

(ii) if the Measurement Price is less than $70.13 per share, then the Exchange Ratio shall be adjusted to equal the quotient (rounded to the nearest ten-thousandth of a share) obtained by dividing $138.4997 by the Measurement Price.

(c) Each share of Bank Common Stock owned or held by Bank or Purchaser or any of their respective wholly owned Subsidiaries at the Effective Time (other than shares held in trust accounts or otherwise held in a bona fide fiduciary or agency capacity that are beneficially owned by third parties other than the Bank or Purchaser and shares held, directly or indirectly, by Bank or Purchaser or any of their respective Subsidiaries and acquired upon exercise of rights in respect of debt arrangements previously made in good faith) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Purchaser shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

Section 2.3 Exchange and Payment for Bank Common Stock.

(a) At or promptly after the Effective Time, Purchaser shall deposit (or cause to be deposited) with an exchange agent designated by Purchaser and reasonably acceptable to the Bank (the “Exchange Agent”) evidence of shares in book-entry form (or stock certificates (a “Certificate”) at Purchaser’s option) representing the aggregate number of shares of Purchaser Common Stock into which shares of Bank Common Stock have been converted in accordance with Section 2.2, plus cash in lieu of fractional shares in accordance with Section 2.4. All shares of Purchaser Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.2, 2.4 or 2.5, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), Purchaser shall cause the Exchange Agent to mail or deliver to each holder of record of (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represented outstanding shares of Bank Common Stock (“Bank Certificates”) or (ii) uncertificated shares of Bank Common Stock represented by book-entry (“Book-Entry Bank Shares”) which, in each case, were converted into the right to receive the Purchaser Common Stock with respect thereto pursuant to Section 2.2, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Bank Certificates or Book-Entry Bank Shares held by such Person shall pass, only upon proper delivery of the Bank Certificates to the Exchange Agent or, in the case of Book-Entry Bank Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Purchaser or the Exchange Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Bank Certificates or Book-Entry Bank Shares in exchange for the Purchaser Common Stock payable with respect thereto pursuant to Section 2.2. Upon surrender of a Bank Certificate or Book-Entry Bank Share to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Bank Certificate or Book-Entry Bank Share shall be entitled to receive in exchange therefor the Purchaser Common Stock for each share of Bank Common Stock formerly represented by such Bank Certificate or Book-Entry Bank Share (subject to deduction for any required withholding Tax), and such Bank Certificate or Book-Entry Bank Share shall forthwith be canceled. In the event that any Purchaser Common Stock is to be paid to a Person other than the Person in whose name any Bank Certificate is registered, it shall be a condition of payment that the Bank Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, that the signatures on such Bank Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Bank Certificate or establish to the satisfaction of Purchaser and the Exchange Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3, each Bank Certificate or Book-Entry Bank Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Purchaser Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.4, payable in respect of shares of Bank Common Stock theretofore represented by such Bank Certificate or Book-Entry Bank Shares, as applicable, pursuant to Section 2.2, without any interest thereon.

(c) All shares of Purchaser Common Stock issued, including any cash paid in lieu of fractional shares, upon the surrender for exchange of Bank Certificates or Book-Entry Bank Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Bank Common Stock formerly represented by such Bank Certificates or Book-Entry Bank Shares. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of Purchaser of the shares of Bank Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bank Certificates are presented to Purchaser or the Exchange Agent for transfer or transfer is sought for Book-Entry Bank Shares, such Bank Certificates or Book-Entry Bank Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Bank Shares.

(d) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the Purchaser Common Stock or any cash in lieu of fractional shares payable to holders of Bank Certificates or Book-Entry Bank Shares entitled to receive such consideration, and Purchaser shall promptly provide additional funds to the Exchange Agent for the benefit of holders of Bank Certificates and Book-Entry Bank Shares in the amount of any such losses to the extent necessary for payment of the Purchaser Common Stock. Any interest or other income resulting from such investments shall be paid to Purchaser or as directed by Purchaser.

(e) Any portion of the Exchange Fund (and any income earned thereon) that remains unclaimed by the holders of Bank Certificates or Book-Entry Bank Shares for nine (9) months after the Effective Time shall, to the extent permitted by applicable Law, be paid to Purchaser or as directed by Purchaser, and any holders of Bank Certificates or Book-Entry Bank Shares who have not theretofore complied with this Article II shall thereafter look only to Purchaser (subject to abandoned property, escheat or other similar Laws) for payment of the Purchaser Common Stock with respect to shares of Bank Common Stock formerly represented by such Bank Certificate or Book-Entry Bank Share, in each case without interest thereon.

(f) None of Purchaser, Purchaser Bank, the Bank, or the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Purchaser Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares, in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) If any Bank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Purchaser, of that fact by the Person claiming such Bank Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such Person of a bond in such amount as Purchaser or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or Purchaser with respect to such Bank Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Bank Certificate the Purchaser Common Stock payable in respect thereof pursuant to this Agreement.

(h) Each of Purchaser and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Bank Common Stock or otherwise pursuant to this Agreement such amounts as Purchaser or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Purchaser or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder that is to receive a distribution pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding Tax obligations imposed on Purchaser by any Governmental Entity on account of such distribution and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Purchaser and the Exchange Agent for the payment and satisfaction of such withholding Tax obligations.

Section 2.4 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Purchaser Common Stock will be issued pursuant to the Merger. Instead, Purchaser will pay or cause to be paid to the holder of any shares of Bank Common Stock that would, pursuant to this Article II, otherwise be entitled to receive fractional shares of Purchaser Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (x) the fraction of a share to which such holder would otherwise have been entitled (after taking into account all shares of Bank Common Stock owned by such holder at the Effective Time to be converted into Purchaser Common Stock) and (y) the Measurement Price.

Section 2.5 Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Purchaser Common Stock issuable with respect to shares of Bank Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Bank Certificates or Book-Entry Bank Shares until those Bank Certificates or Book-Entry Bank Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Purchaser Common Stock issued in exchange therefor, without interest, (the dividends or other distributions payable with respect to those shares of Purchaser Common Stock with a record date on or after the Effective Time and a payment date on or prior to the date of this surrender and not previously paid.

Section 2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Bank Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares of Bank Common Stock pursuant to 12 C.F.R. §552.14 (“Dissenting Bank Shares”) shall not be converted into the right to receive the Purchaser Common Stock, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under applicable Law. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Bank Common Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Purchaser Common Stock in accordance with Section 2.2, plus cash in lieu of fractional shares in accordance with Section 2.4. Bank shall serve prompt notice to Purchaser of any demands for appraisal of any shares of Bank Common Stock, attempted withdrawals of such notices or demands and any other instruments received by Bank relating to rights to appraisal, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Bank shall not, without the prior written consent of Purchaser, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands. In the event that after the Effective Time a dissenting stockholder of the Bank fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, Purchaser shall issue and deliver Purchaser Common Stock plus cash in lieu of fractional shares in accordance with Section 2.4 to which such holder of shares of Bank Common Stock is entitled under Section 2.2 of this Agreement upon surrender by such holder of the Bank Certificate(s) representing shares of Bank Common Stock held by such holder in accordance with Section 2.3.

Section 2.7 Treatment of Bank Stock Options and Other Equity-Based Awards of Bank.

(a) At the Effective Time, each option to purchase shares of Bank Common Stock granted under the Bank Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each a “Bank Stock Option”) shall cease to represent a right to acquire shares of Bank Common Stock and shall be converted automatically into a cash payment by the Bank (subject to required tax withholdings) in an amount equal to the difference between (i) the product of the Exchange Ratio (as may be adjusted) and the Measurement Price (“Per Share Consideration”), and (ii) the exercise price per share (the “Option Payment”), it being understood that any Bank Stock Option with an exercise price greater than the Per Share Consideration shall not be entitled to receive any consideration in respect of such Bank Stock Option or the termination and cancellation thereof. Prior to the receipt of the Option Payment and at the Effective Time, each holder of a Bank Stock Option shall execute a cancellation agreement, in a form reasonably acceptable to Purchaser and the Bank. Immediately prior to the Effective Time, the Bank shall deliver the Option Payment to the holders of the Bank Stock Options. The Bank shall take all actions necessary (including adopting any necessary resolutions with respect to the Bank Stock Option), to effect the foregoing.

(b) At the Effective Time, each award of restricted Bank Common Stock subject to vesting, repurchase or other lapse restriction granted under a Bank Equity Plan (each, a “Bank Restricted Stock Award”), whether time-vesting or performance-based, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall vest at the Effective Time and holders of each share of Bank Common Stock issued pursuant to the Bank Restricted Stock Award shall be entitled to receive the consideration set forth in Section 2.2 of this Agreement. The Bank shall take all actions necessary (including adopting any necessary resolutions with respect to the Bank Restricted Stock Award), to effect the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BANK

Except as disclosed in the disclosure letter delivered by the Bank to Purchaser prior to the execution of this Agreement (the “Bank Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Bank’s covenants contained herein, provided, that disclosure in any section of the Bank Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement and provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Bank Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Bank Material Adverse Effect), the Bank represents and warrants to Purchaser as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Bank and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect.

(b) The Bank has previously made available to Purchaser true and complete copies of the Bank’s articles of association (the “Bank Articles”) and bylaws (the “Bank Bylaws”) and the articles or certificate of incorporation or organization and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither the Bank nor any of its Subsidiaries is in violation of any provision of the Bank Articles or the Bank Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Bank consists of 10,000,000 shares of Bank Common Stock. As of the date hereof, (i) 1,411,645, shares of Bank Common Stock are issued and outstanding, which includes 16,020 issued and outstanding Bank Restricted Stock Awards, and (ii) 151,615 shares of Bank Common Stock are reserved for issuance pursuant to Bank Equity Plans (of which 51,000 shares were subject to outstanding Bank Stock Options). All the outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid and nonassessable, are not subject to any preemptive or similar rights, and are free and clear of all Liens (other than restrictions on transfer which arise under applicable securities Laws). No shares of capital stock of the Bank are owned by any Subsidiary of the Bank. Each of the issued and outstanding Bank Restricted Stock Awards and Bank Stock Options has been duly authorized and validly issued and is fully paid and nonassessable, free of preemptive rights and was offered, issued and sold in compliance with applicable federal and state securities or “blue sky” Laws. Section 3.2(a) of the Bank Disclosure Letter sets forth a true and complete list of each share of Bank Common Stock, and each Bank Restricted Stock Award and Bank Stock Option issued and outstanding and, in each case, the record owner thereof, as well as the name of the holder, the date of grant, exercise price, vesting schedule and expiration date in respect thereof, as applicable. Section 3.2(a) of the Bank Disclosure Letter further identifies any holders of Bank Common Stock, Bank Restricted Stock Awards or Bank Stock Options who are not current or former employees, directors or officers of the Bank

(b) Neither the Bank nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Bank or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement or as set forth above in Section 3.2(a), and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by the Bank, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Bank or any of its Subsidiaries, (ii) securities of the Bank or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Bank or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Bank or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Bank or any of its Subsidiaries, or obligations of the Bank or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of the Bank or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Bank or any of its Subsidiaries or rights or interests described in clause (iii) or (v) obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Bank or any of its Subsidiaries is a party or on file with the Bank or its Subsidiaries with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Bank or any of its Subsidiaries. Neither the Bank nor any of its Subsidiaries has any trust preferred or subordinated debt securities or other similar securities issued or outstanding.

(c) Neither the Bank nor any of its Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Bank or any of its Subsidiaries.

Section 3.3 Subsidiaries. Section 3.3 of the Bank Disclosure Letter sets forth a true and complete list, as of the date hereof, of (a) each Subsidiary of the Bank, including its jurisdiction of incorporation or formation and (b) each other Person that is not a Subsidiary but in which the Bank holds, directly or indirectly, a 5% or greater equity interest (each, a “Minority Interest Business”), and in each case the number of equity interests held, directly or indirectly, by the Bank in such Subsidiary or Minority Interest Business, as the case may be, and the percentage of the Bank’s direct or indirect equity interest in such Subsidiary or Minority Interest Business, as the case may be, relative to all outstanding equity interests (on a fully diluted basis). All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Bank have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other equity or voting interests of each Subsidiary of the Bank and each Minority Interest Business that are owned, directly or indirectly, by the Bank or a Subsidiary thereof are free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than restrictions on transfer under applicable securities Laws. Except for (x) the capital stock of, or other equity or voting interests in, its Subsidiaries and (y) its interests in the

Minority Interest Businesses, the Bank does not own, directly or indirectly, any 5% or greater equity, membership interest, partnership interest, joint venture interest in any Person, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. The Bank does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. §1813(c)(1)).

Section 3.4 Authority.

(a) The Bank has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Bank Stockholder Approval (as hereinafter defined) to consummate the Transactions. The execution, delivery and performance of this Agreement by the Bank and the consummation by the Bank of the Transactions have been duly and validly approved by all necessary corporate action on the part of the Bank and no other proceedings on the part of the Bank are necessary to approve this Agreement or to consummate the Transactions, subject in the case of the consummation of the Merger and assuming the approval and adoption of this Agreement and the Transactions by the holders of at least two-thirds (2/3rds) of the shares of Bank Common Stock outstanding and entitled to vote at the Bank Stockholders’ Meeting as required by applicable Law and the Bank’s governing documents (such approval, hereinafter referred to as the “Bank Stockholder Approval”). This Agreement has been duly executed and delivered by the Bank and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Bank, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Bank Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other Transactions are fair to and in the best interests of Bank and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, (iii) directing that this Agreement and the Transactions be submitted to the stockholders of Bank at the Bank Stockholders’ Meeting for adoption and approval and (iv) recommending that Bank’s stockholders vote in favor of the adoption and approval of this Agreement and the Transactions (the “Bank Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) Assuming the accuracy, as of the record date for the determination of Bank stockholders entitled to vote at the Bank Stockholders’ Meeting, the Bank Stockholder Approval is the only vote of the holders of any class or series of Bank Common Stock or other securities required in connection with the consummation of the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Bank do not, and the consummation of the Transactions and compliance by the Bank with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Bank or any of its Subsidiaries under, any provision of (i) the Bank Articles or the Bank Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Bank, (ii) any Contract to which the Bank or any of its Subsidiaries is a party or by which the Bank or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of any self-regulatory authority applicable to the Bank or any of its Subsidiaries or by which the Bank or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect.

(b) No consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by the Bank or any of its Subsidiaries in connection with the execution, delivery or performance by the Bank of this Agreement or to consummate the Transactions, except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, 12 C.F.R. §5.33(k) and Title 6 of the Louisiana Revised Statutes, (ii) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (iii) filing of (A) a proxy statement relating to the approval of this Agreement by the Bank’s stockholders (the “Proxy Statement”) for inclusion in a registration statement on Form S-4 prepared by Purchaser in connection with the issuance of the Purchaser Common Stock in the Merger and related transactions (as amended or supplemented from time to time, the “Registration Statement”) pursuant to the Securities Act, and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act and (iv) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. As of the date hereof, assuming compliance by Purchaser with its obligations under this Agreement, the Bank does not have knowledge of any reason why all regulatory approvals from any Governmental Entities required for the consummation of the Transactions and listed in items (i) through (iv) of this Section 3.5(b) would not be obtained on a timely basis.

Section 3.6 Financial Statements.

(a) The Bank has previously made available to Purchaser true and complete copies of the audited consolidated financial statements of the Bank (including the related notes thereto) as of and for the fiscal years ended December 31, 2015 and 2016, and the unaudited consolidated financial statements as of and for the six (6)-month period ending June 30, 2017 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and, in the case of the audited financial statements, changes in stockholders’ equity and changes in cash flows, in each case for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), in each case in accordance with GAAP.

(b) Neither the Bank nor any of its Subsidiaries has, and since December 31, 2016, neither the Bank nor any of its Subsidiaries has incurred (except, in each case, as permitted by Section 5.1), any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, (iii) for any liabilities incurred with respect to the Transactions, (iv) for other liabilities and obligations that individually or in the aggregate do not exceed $200,000, or (v) as set forth in Section 3.6(b) of the Bank Disclosure Letter.

(c) The books and records of the Bank and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(d) The records, systems, controls, data and information of the Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are in all material respects under the exclusive ownership and direct control of the Bank or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Bank and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied and applicable Law.

(e) Since December 31, 2013, (i) neither the Bank nor any of its Subsidiaries nor, to the knowledge of the Bank, any director, officer, employee, auditor, accountant or Representative of the Bank or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Bank or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Bank or any of its Subsidiaries, whether or not employed by the Bank or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Bank or any of its officers, directors, employees or agents to the Bank Board or any committee thereof or to any of the Bank’s directors or officers.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Bank or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Proxy Statement will, at the time it is first mailed to the Bank’s stockholders, at the time of any amendments or supplements thereto and at the time of the Bank Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Bank with respect to information supplied in writing by Purchaser or any of its Subsidiaries specifically for inclusion therein. The Proxy Statement (except for such portions thereof that relate to information supplied by Purchaser or its Subsidiaries in writing specifically for inclusion therein) and the portions of the Registration Statement relating to the Bank and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2016, (i) the Bank and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) none of them has taken any action that would have been prohibited by Section 5.1 if taken after the date hereof without the prior written consent of Purchaser.

(b) Since December 31, 2016, there has not been any change, event or development or prospective change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article III or otherwise), has had or would reasonably be expected to have a Bank Material Adverse Effect.

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Bank Disclosure Letter, there is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the knowledge of the Bank, threatened against or affecting the Bank or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Bank or any of its Subsidiaries in such individual’s capacity as such (and the Bank does not have knowledge of any basis for any such Action), other than Actions that would not, individually or in the aggregate, reasonably be expected to be material to the Bank and its Subsidiaries, taken as a whole. Neither the Bank nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, ruling or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to be material to the Bank and its Subsidiaries, taken as a whole.

Section 3.10 Compliance with Laws.

(a) The Bank and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Truth in Lending Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Real Estate Settlement Procedures Act, the Electronic Fund Transfer Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, and any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) The Bank and each of its Subsidiaries have identified all foreign deposit accounts and made all necessary Tax withholdings on all of such deposit accounts. Since December 31, 2013, the Bank and each of its Subsidiaries have timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite reports required by any agency of the United States Treasury Department, and the Bank and each of its Subsidiaries have timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network required to be filed by them under the Laws and regulations referenced in this Section 3.10.

(c) The Bank and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2013 have held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Bank’s knowledge no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except where the failure to be in possession of, the suspension or cancellation of, the failure to be valid or in full force and effect of any of the Permits would not, individually or in the aggregate, have a Bank Material Adverse Effect. Neither the Bank nor any of its Subsidiaries engage in any activities or own any assets that are not permissible (other than on a grandfathered basis) for a federal savings association.

(d) The Bank is a federal savings association duly organized and validly existing under the Laws of the United States. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the knowledge of the Bank, threatened. The Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Atlanta and owns the requisite amount of stock therein.

(e) Since December 31, 2013, neither the Bank nor any of its Subsidiaries has received any notification or communication from any Governmental Entity (i) asserting that the Bank or any of its Subsidiaries is in default in any material respect under any applicable Laws or Permits, (ii) threatening to revoke any Permits, (iii) requiring the Bank or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on the conduct of the Bank’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Bank Regulatory Agreement”), or (iv) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither the Bank nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither the Bank nor any of its Subsidiaries is party to or subject to any Bank Regulatory Agreement.

(f) The operations of the Bank and its Subsidiaries are, and have been conducted at all times, in compliance in all material respects with applicable anti-money laundering and terrorist financing Laws (including the Bank Secrecy Act of 1970, as amended) and to the Bank’s knowledge, no Action by or before any Governmental Entity involving the Bank or any of its Subsidiaries with respect to such Laws is pending or, to the Bank’s knowledge, threatened. The Bank and its Subsidiaries have established and maintain a system of internal controls reasonably designed to ensure compliance in all material respects with applicable financial recordkeeping and reporting requirements of the anti-money laundering and terrorist financing Laws.

(g) Neither the Bank nor any of its Subsidiaries nor any of their respective directors, executives, Representatives, agents or employees acting on their behalf (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business on behalf of the Bank or any of its Subsidiaries, to obtain special concessions for the Bank or its Subsidiaries, to pay for favorable treatment for business on behalf of the Bank or any of its Subsidiaries secured or to pay for special concessions already obtained for the Bank or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. The Bank and its Subsidiaries have established and maintained a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by the Bank and its Subsidiaries with the foregoing.

(h) The Bank and Subsidiaries have at all times complied in all material respects with applicable privacy and customer information requirements contained in any applicable federal and state privacy Law as well as with any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information.

(i) The Bank and each of its Subsidiaries have timely filed all material reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2013 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. As of their respective filing dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), such reports, forms, schedules, registrations, statements and other documents complied with applicable Law in all material respects. There is no material unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Bank or any of its Subsidiaries.

Section 3.11 Benefit Plans.

(a) All Benefit Plans (i) contributed (or required to be contributed to), sponsored by or maintained by the Bank or its Subsidiaries or ERISA Affiliate, (ii) under which any current or former employee, director, officer, independent contractor, or other service providers, non-employee directors, or consultant, or any of their dependents, of the Bank or its Subsidiaries has any present or future right to benefits or (iii) under which Bank or its Subsidiaries has, or could reasonably be expected to have, any present or future liability are referred to herein as the “Bank Plans.” Each material Bank Plan is identified on Section 3.11(a) of the Bank Disclosure Letter.

(b) With respect to each Bank Plan, before the date hereof, the Bank has furnished or made available to Purchaser a current, accurate and complete copy of: : (i) the current plan document and all amendments thereto, (ii) all current employee handbooks, manuals and policies, (iii) any related trust agreements, insurance Contracts, or other funding instruments or arrangements and amendments related to such Bank Plan, (iv) the most recent determination or opinion letter of the IRS, if applicable, (v) the most recent summary plan description provided to participants and all summaries of material modifications, and (vi) for the most recent three years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The Bank also has furnished and made available to Purchaser copies of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Bank or its Subsidiaries in connection with the Transactions (together with the underlying documentation on which such calculation is based).

(c) With respect to each Bank Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11, individually or in the aggregate, would reasonably be expected to result in a material liability to the Bank or its Subsidiaries:

(i) each Bank Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and other applicable Law, and all contributions required to be made under the terms of any Bank Plan have been timely made;

(ii) the Bank and each ERISA Affiliate are in compliance in all respects with the provisions of ERISA, the Code and all Laws relating to each such Bank Plan;

(iii) there are no unfunded obligations of the Bank or of any Bank Subsidiary under any Bank Plan that have not been accrued, except (i) where such accrual is not necessary under GAAP and (ii) for those liabilities, costs and expenses associated with the termination of any Bank Plan in the normal course of terminations;

(iv) each Bank Plan intended to be qualified under Section 401(a) of the Code (A) is so qualified and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code; (B) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Bank, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Bank Plan; (C) is a volume submitter or prototype plan whose sponsor obtained a favorable opinion letter and on which letter the Bank is permitted to rely; and (D) nothing has occurred with respect to the operation of such Bank Plan that could reasonably be expected to cause the loss of such qualification (or exemption) or the imposition of any material liability, penalty or Tax under ERISA, the Code, or other applicable Laws;

(v) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the knowledge of the Bank, threatened relating to Bank Plans, any fiduciaries thereof with respect to their duties to Bank Plans or the assets of any of the trusts under any Bank Plans (other than routine claims for benefits) nor, to the knowledge of the Bank, are there facts or circumstances that exist that could reasonably give rise to any such Actions, and no written or oral communication has been received from the PBGC in respect of any Bank Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions; and

(vi) to the knowledge of the Bank, no “reportable event” (as such term is defined in Section 4043 of ERISA), and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), in each case whether or not waived, has occurred with respect to any Bank Plan.

(d) Neither the Bank, its Subsidiaries nor any of their ERISA Affiliates has, within the preceding six (6) years, maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Bank Plan is a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) and neither the Bank, its Subsidiaries nor any of their ERISA Affiliates has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. None of the Bank nor its Subsidiaries have any current or potential obligation to provide post-retirement health, life or other welfare benefits (other than as required by Section 4980B of the Code or any similar applicable Law) and none of the Bank Plans provides for post-employment or retiree welfare, life or health insurance benefits for any participant or beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Laws). Neither the Bank nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(e) No Bank Plan or Contract to which the Bank or any of its Subsidiaries is a party exists that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the Transactions, and neither the execution of this Agreement, nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in severance pay or any increase in severance pay, unemployment compensation or any other payment or benefit upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or increase the amount of compensation or benefit due to any employee, director, officer or independent contractor, (iii) limit or restrict the right of the Bank to merge, amend, or terminate any of the Bank Plans, (iv) directly or indirectly cause the Bank to transfer or set aside any assets to fund any benefits under any Bank Plan, (v) otherwise give rise to any material liability under any Bank Plan, (vi) result in the payment of payments or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Bank or any of its Subsidiaries.

(f) No Bank Plan is maintained outside the jurisdiction of the United States.

Section 3.12 Labor Matters. Except as set forth in Section 3.12 of the Bank Disclosure Letter:

(a) There are no collective bargaining agreements or other labor union Contracts, agreements or understandings applicable to any employees of, or otherwise binding, the Bank or any of its Subsidiaries, nor is any such agreement currently being negotiated. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Bank, threat thereof, by or with respect to any employees of the Bank or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. To the knowledge of the Bank, there are no organizational efforts, campaigns or proceedings with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Bank or any of its Subsidiaries. Neither the Bank nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice (as defined under the National Labor Relations Act of 1935). The Bank and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, termination of employment, wages, hours of work, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, the proper classification of individuals as non-employee contractors or consultants, plant closings and mass layoffs (including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar Laws) (the “WARN Act”)), and occupational safety and health. No Action asserting that the Bank or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Bank or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of the Bank, threatened with respect to the Bank or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(b) Neither the Bank nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Bank, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Bank or any of its Subsidiaries and, to the knowledge of the Bank, no such investigation is in progress or threatened.

(c) No Action by or on behalf of any current, former, or prospective employee of the Bank or any of its Subsidiaries, labor organization or other representative of any employee of the Bank or any of its Subsidiaries, is pending or, to the knowledge of the Bank, threatened.

(d) Neither the Bank nor any of its Subsidiaries has closed any office or facility, effectuated any “employment losses” (as defined in the WARN Act) or implemented any early retirement, separation or window program within the past three years, nor has the Bank or any of its Subsidiaries planned or announced any such action or program for the future.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect: (i) neither the Bank’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Bank or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) neither the Bank nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Bank or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Bank or any of its Subsidiaries or as a result of any operations or activities of the Bank or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Bank or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and, to the knowledge of the Bank, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Bank or any of its Subsidiaries under any Environmental Law; and (v) neither the Bank, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Bank’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.14 Taxes.

(a) All income and other material Tax Returns required to have been filed by or with respect to the Bank or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Bank or its Subsidiaries have been paid or will be timely paid. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity orally or in writing against the Bank or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of the Bank or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which the Bank or any of its Subsidiaries may be subject. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any taxing authority within the three-year period immediately preceding the date of this Agreement with respect to the Bank or its Subsidiaries. All Taxes not yet due and payable by the Bank or its

Subsidiaries (or any other corporation merged into or consolidated with the Bank or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent Financial Statements in accordance with GAAP. None of the Bank or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among members of a group the common parent of which is the Bank or any of its Subsidiaries).

(b) The Bank and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. The Bank and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax Laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending, or to the knowledge of the Bank, threatened in writing against or with respect to the Bank or any of its Subsidiaries with respect to any material Tax or failure to file any Tax Return.

(d) Neither the Bank nor any of its Subsidiaries has been a party to any distribution occurring in the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) Neither the Bank nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Bank has no knowledge of any agreement, plan or other circumstance or reason that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(f) Neither the Bank nor any of its Subsidiaries has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or is a material advisor as defined in Section 6111 of the Code.

(g) Neither the Bank nor any of its Subsidiaries (i) is or has been a member of an affiliated group (other than a group the common parent of which is the Bank) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any person (other than the Bank and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) During the last five years, no written claim has been made by any Governmental Entity that the Bank or any of its Subsidiaries (or the income or assets of the Bank or any of its Subsidiaries) may be subject to taxation by a jurisdiction where Tax Returns are not filed by or on behalf of the Bank or any of its Subsidiaries (or its income or assets).

(i) Neither the Bank nor any of its Subsidiaries will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date.

(j) Neither the Bank nor any of its Subsidiaries has issued, or been the holder of, an “expanded group interest” within the meaning of Treasury Reg. Section 1.385-2(d)(3) (an “EGI”). Neither the Bank nor any of its Subsidiaries has issued, or been the holder of, an EGI that was characterized as stock pursuant to Treasury Reg. Section 1.385-2(b) or Treasury Reg. Section 1.385-3(b).

Section 3.15 Contracts.

(a) Section 3.15 of the Bank Disclosure Letter lists each of the following types of Contracts (excluding Bank Plans) to which the Bank or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i) any lease of real property that provides for annual payments of $100,000 or more;

(ii) any Contract that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Bank or any of its Subsidiaries (or, following the consummation of the Transactions, would limit the ability of Purchaser or any of its Affiliates) to compete in any line of business or with any Person or in any geographic area (other than as may be required by Law or any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of the Bank or any of its Subsidiaries (or, following consummation of the Transactions, Purchaser or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(iii) any Contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset acquisition or sale or acquisition or sale of equity securities not in the ordinary course of business consistent with past practice, or any Contract which relates to a merger, consolidation, reorganization, recapitalization or other business combination, or asset acquisition or sale or acquisition or sale of equity securities and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(iv) any Contract relating to the borrowing of money or the deferred purchase price of property or services by it or any its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such foregoing obligations of a third party (other than deposit liabilities and FHLB borrowings and Contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v) any Contract that involves expenditures or receipts of it or any of its Subsidiaries in excess of $125,000 per year (other than pursuant to Loans originated or purchased by the Bank or its Subsidiaries in the ordinary course of business consistent with past practice);

(vi) any Contract that provides for future payments or obligations of the Bank or its Subsidiaries in excess of $125,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of one hundred eighty (180) days or less;

(vii) any Contract containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Bank or its Subsidiaries) that is material to the Bank or its Subsidiaries;

(viii) any Contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any third parties;

(ix) any Contract which limits payments of dividends;

(x) any license, franchise or similar agreement material to the business and operations of the Bank and its Subsidiaries;

(xi) any (i) license, development, consent, source code escrow or similar agreement relating to Intellectual Property or (ii) agreement for the provision of or services relating to IT Assets, in each case, that are material to the business and operations of the Bank and its Subsidiaries, other than non-exclusive in-licenses to commercially available software for annual fees of less than $50,000 per year or non-exclusive out-licenses in the ordinary course of business (but including open source software licenses that require licensees to license or make source code available to third parties if software incorporation or based upon such licensed software is licensed, conveyed or made available to third parties);

(xii) any Contract which limits the right to use or grant any third party the right to use the name “Gibraltar Private Bank & Trust Company” or any variant thereof; and

(xiii) any Contract required to be listed on Section 3.21 of the Bank Disclosure Letter.

Each Contract of the type described in the foregoing clauses (i) through (xiii) is referred to herein as a “Bank Material Contract.”

(b) (i) Each Bank Material Contract is valid and binding on the Bank and any of its Subsidiaries to the extent the Bank or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Bank, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a

Bank Material Adverse Effect; and (ii) there is no default under any Bank Material Contract by the Bank or any of its Subsidiaries or, to the knowledge of the Bank, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Bank or any of its Subsidiaries or, to the knowledge of the Bank, any other party thereto under any such Bank Material Contract, nor has the Bank or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Bank Material Contract, except where any such default, event or condition, or any such termination or non-renewal would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. The Bank has made available to Purchaser true and complete copies of all the Bank Material Contracts, including any amendments thereto.

Section 3.16 Insurance. The Bank and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. Section 3.16 of the Bank Disclosure Letter sets forth a true and complete list of all the insurance policies, binders or bonds maintained by the Bank or its Subsidiaries. All of such policies, binders or bonds are in full force and effect, neither the Bank nor any of its Subsidiaries are in default thereunder and all premiums and other payments due under any such policy have been paid in full. No written notice of cancellation or termination has been received with respect to any such policy. There is no material claim pending under any of such policies with respect to the Bank or its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.17 Real and Personal Property.

(a) Section 3.17(a) of the Bank Disclosure Letter sets forth a true and complete list of all real property owned, leased or licensed by the Bank or its Subsidiaries or otherwise occupied by the Bank or any of its Subsidiaries.

(b) The Bank and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Permitted Liens. To the knowledge of the Bank, there are no outstanding options, rights of first offer or refusal or other preemptive rights or purchase rights with respect to any such owned real property. There are no pending or, to the Bank’s knowledge, threatened, condemnation or similar proceedings affecting such owned real property or any portion thereof. All real property and fixtures used in or relevant to the business, operations or financial condition of the Bank and its Subsidiaries are in good condition and repair.

(c) The Bank and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of the Bank and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Bank or such Subsidiary or, to the knowledge of the Bank, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. All rent and other sums and charges due and payable under such leases have been paid in full. Section 3.17(c) of the Bank Disclosure Letter sets forth all material leases of the Bank and its Subsidiaries as of the date hereof.

(d) Other than (i) properties for which the Bank or any of its Subsidiaries is landlord or sublessor or (ii) properties the Bank or its Subsidiaries own as satisfaction on a debt previously contracted, there are no Persons in possession of any portion of any of the real property owned or leased by the Bank or its Subsidiaries other than the Bank or its Subsidiaries, and no Person other than the Bank or its Subsidiaries has the right to use or occupy for any purpose any portion of any of the real property owned or leased by the Bank or its Subsidiaries.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Bank Disclosure Letter sets forth, as of the date hereof, a true and complete list of all Marks, Patents and registered Copyrights, including any registrations and pending applications to register any of the foregoing, owned (in whole or in part) by the Bank or any of its Subsidiaries or used in the business of the Bank or any of its Subsidiaries (collectively, “Bank Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect, (i) all the Bank Registered IP is unexpired (other than patent applications or applications to register trademarks) is, to the knowledge of the Bank, valid and enforceable and (ii) no Bank Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Bank, no such action is or has been threatened with respect to any of the Bank Registered IP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect, the Bank or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by the Bank or its Subsidiaries), free and clear of any and all Liens (other than Permitted Liens), all the Bank Registered IP and all other Intellectual Property that is material to the businesses of the Bank or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Bank or a Subsidiary thereof pursuant to an existing license agreement and used by the Bank or such Subsidiary within the scope of such license.

(c) Each of the Bank and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its Intellectual Property and maintain the confidentiality of all information of the Bank or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) None of the activities or operations of the Bank or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) has infringed upon, misappropriated or diluted in any material respect any Intellectual Property of any third party and neither the Bank nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. To the Bank’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Bank or any of its Subsidiaries that is material to any of the businesses of the Bank or any of its Subsidiaries. No Intellectual Property owned by or exclusively licensed to the Bank or any of its Subsidiaries that is material to any of the businesses of the Bank or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Bank or any of its Subsidiaries.

(e) The Bank’s IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Bank in connection with its business, and no IT Assets that are material to the business of the Bank or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years. The Bank and its Subsidiaries take all reasonable actions that are compliant in all material respects with applicable industry standards to protect and maintain the confidentiality, continuous operation and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and since December 31, 2013 there have been no violations, breaches or outages of (or unauthorized access to or use of) the same (other than those that were resolved without material liability or expense or an obligation to notify any other Person of such event). The Bank and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that are compliant in all material respects with applicable industry standards and consistent with customary industry practice. To the Bank’s knowledge, no Person has gained unauthorized access to the Bank’s IT Assets.

Section 3.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Sandler O’Neill + Partners, L.P., the fees and expenses of which will be paid by the Bank, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Bank or any of its Affiliates. True, correct and complete copies of all agreements with Sandler O’Neill + Partners, L.P. relating to any such fees or commissions have been furnished to Purchaser prior to the date hereof.

Section 3.20 Opinion of Financial Advisor. The Bank Board has received the opinion (which, if rendered orally, has been or will be confirmed by written opinion, dated the same date) of Sandler O’Neill + Partners, L.P., to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Bank Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement. As promptly as practicable following the execution of this Agreement, the Bank shall deliver to Purchaser a signed true and complete copy of such opinion (solely for informational purposes).

Section 3.21 Transactions with Affiliates. There are no Contracts, plans, arrangements or other transactions between the Bank or any of its Subsidiaries, on the one hand, and either (i) any officer or director of the Bank or any of its Subsidiaries, (ii) any record or beneficial owner of five percent (5%) or more of the voting securities of the Bank, (iii) any Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of the Bank, on the other hand, except in the case of clause (i) for those of a type available to employees of the Bank generally.

Section 3.22 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for the Bank’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of the Bank or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither the Bank nor its Subsidiaries, nor to the Bank’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except for breaches that would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. The financial position of the Bank and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Bank and such Subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.23 Trust Business. Each of the Bank and its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable Laws. Neither the Bank, its Subsidiaries nor any of their respective current or former directors, officers or employees has committed any breach of trust with respect to any such fiduciary account. The records for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

Section 3.24 Loan Matters.

(a) There are (i) no loans and other extensions of credit (including commitments to extend credit) (“Loans”) to any directors, executive officers or principal stockholders (as such terms are defined in the Federal Reserve’s Regulation O (12 C.F.R. Part 215)) of the Bank or any of its Subsidiaries, (ii) no Loans to any employee, officer or director of the Bank or other Affiliate of the Bank on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) no such Loans that were not originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors or previously sold to investors) has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Bank’s written underwriting standards (and, in the case of Loans held for resale to investors or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws and applicable requirements of any government-sponsored enterprise program. The Bank and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties in any Loans in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(c) None of the agreements pursuant to which the Bank or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon a breach of representations and warranties, covenants or other obligations.

(d) Section 3.24(d) of the Bank Disclosure Letter sets forth a true and complete list of (i) each Loan that as of June 30, 2017 (A) was contractually past due ninety (90) days or more in payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by the Bank, any of its Subsidiaries or any applicable regulatory authority, (D) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith or (G) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (ii) each asset of the Bank or any of its Subsidiaries that as of the date hereof was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (i) above, Section 3.24(d) of the Bank Disclosure Letter sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of such date. True and complete copies of the currently effective lending policies and practices of the Bank and each of its Subsidiaries have been made available to Purchaser prior to the date hereof.

(e) Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books of the Bank or its Subsidiaries as a secured Loan, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except, in each case under clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Bank Material Adverse Effect. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Bank or its Subsidiaries and are complete and correct in all material respects.

(f) To the knowledge of the Bank, each Loan included in a pool of Loans originated, acquired or serviced by the Bank or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

Section 3.25 Community Reinvestment Act Compliance. The Bank is in compliance in all material respects with the applicable provisions of the CRA and the regulations promulgated thereunder and has received a CRA rating of “outstanding” in its most recently completed exam, and the Bank does not have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in the Bank not having at least a “satisfactory rating” following the release of its next exam. The Bank has not been advised of any supervisory concerns regarding its compliance with the CRA and the regulations promulgated thereunder and the Bank does not have knowledge of any planned or threatened objections by any community group to the Transactions.

Section 3.26 No Additional Representations.

(a) Except for the representations and warranties made by the Bank in this Article III, neither the Bank nor any other Person makes any express or implied representation or warranty with respect to the Bank or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Bank hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Bank in this Article III, neither the Bank nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Bank, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of the Bank, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Bank acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser whatsoever, express or implied, beyond those expressly given by Purchaser in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to the Bank or any of their respective Representatives. Without limiting the generality of the foregoing, the Bank acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to the Bank or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the disclosure letter delivered by Purchaser to the Bank prior to the execution of this Agreement (the “Purchaser Disclosure Letter”) (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Purchaser’s covenants contained herein, provided, that disclosure in any section of the Purchaser Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Purchaser Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Purchaser Material Adverse Effect) or (ii) as disclosed in any Purchaser SEC Document publicly available prior to the date hereof and only as and to the extent disclosed therein, but excluding the exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Purchaser SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Purchaser SEC Documents shall be deemed disclosed with respect to any Section of this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), Purchaser represents and warrants to the Bank as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Purchaser and Purchaser Bank (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Purchaser has previously made available to the Bank true and complete copies of Purchaser’s articles of incorporation (the “Purchaser Charter”) and bylaws (the “Purchaser Bylaws”), in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.

Section 4.2 Capital Stock.

(a) As of the date hereof, the authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock and 5,000,000 shares of serial preferred stock, par value $1.00 per share (the “Purchaser Preferred Stock”), of which 8,625 shares of Purchaser Preferred Stock are designated as 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, and 5,750 shares of Purchaser Preferred Stock are designated as 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C. As of the close of business on September 30, 2017, (i) 53,864,250 shares of Purchaser Common Stock were issued and outstanding, (ii) 13,750 shares of Purchaser Preferred Stock were issued and outstanding, and (iii) 1,605,629 shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser equity plans (of which 699,061 shares were subject to outstanding options to purchase shares of Purchaser Common Stock and 158,199 shares were subject to outstanding restricted stock awards). All the outstanding shares of capital stock of Purchaser are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights. No shares of capital stock of Purchaser are owned by any Subsidiary of Purchaser. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Purchaser have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive or similar rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Purchaser, free and clear of all Liens other than restrictions on transfer under applicable securities Laws. The shares of Purchaser Common Stock to be issued in the Merger will be duly authorized by all necessary corporate action on the part of Purchaser and, when issued in accordance with the terms hereof, will be validly issued, fully paid, non-assessable and free of preemptive or similar rights.

(b) Neither Purchaser nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Purchaser or such Subsidiary on any matter. As of the date of this Agreement, except for this Agreement, as set forth above in Section 4.2(a), and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Purchaser, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of Purchaser, (ii) securities of Purchaser or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Purchaser or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Purchaser or any of its Subsidiaries, or obligations of Purchaser or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Purchaser or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries or rights or interests described in clause (iii) or (v) obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. As of the date of this Agreement, except for this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party or on file with Purchaser with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Purchaser or any of its Subsidiaries.

Section 4.3 Authority.

(a) Each of Purchaser and Purchaser Bank has all necessary corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser and Purchaser Bank and the consummation by Purchaser of the Transactions have been duly and validly approved by all necessary corporate or other similar action on the part of Purchaser and Purchaser Bank. Concurrently with the execution of this Agreement, Purchaser, in its capacity as the sole shareholder of Purchaser Bank, has adopted and approved this Agreement and approved the Merger and the other Transactions, and no other proceedings on the part of Purchaser or Purchaser Bank are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and Purchaser Bank and, assuming the due authorization, execution and delivery by the Bank, constitutes a valid and binding obligation of Purchaser and Purchaser Bank, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No vote of the shareholders of Purchaser or the holders of any other securities of Purchaser (equity or otherwise) is required by any applicable Law, the Purchaser Charter or the Purchaser Bylaws to consummate the Transactions.

Section 4.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the Transactions and compliance by Purchaser with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Purchaser or any of its Subsidiaries under, any provision of (i) the Purchaser Charter or Purchaser Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Significant Subsidiary of

Purchaser, (ii) any material Contract to which Purchaser or any of its Significant Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.4(b), any Law or any rule or regulation of any self-regulatory authority applicable to Purchaser or any of its Subsidiaries or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No consents, approvals, orders or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Purchaser or any of its Subsidiaries in connection with the execution, delivery or performance by Purchaser of this Agreement or to consummate the Transactions, except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including applications and notices under the BHC Act, the Bank Merger Act and Title 6 of the Louisiana Revised Statutes, (ii) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations, (iii) filing of (A) the Registration Statement pursuant to the Securities Act and the declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, (iv) filing with NASDAQ of a notification of the listing on NASDAQ of the shares of Purchaser Common Stock to be issued in the Merger; and (v) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. As of the date hereof, assuming compliance by the Bank with its obligations under this Agreement, Purchaser has no knowledge of any reason why all regulatory approvals from any Governmental Entities required for the consummation of the Transactions and listed in items (i) through (v) of this Section 4.4(b) should not be obtained on a timely basis.

Section 4.5 SEC Reports; Financial Statements.

(a) Purchaser and its Subsidiaries have filed or furnished on a timely basis with the SEC since December 31, 2016 all material forms, reports, schedules, statements and other documents required to be filed or furnished by them under the Securities Act, under the Exchange Act or under the securities regulations of the SEC (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Purchaser SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Purchaser SEC Document has been amended by a subsequently filed Purchaser SEC Document prior to the date hereof, in which case, as of the date of such amendment, (i) the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

Section 4.6 Certain Information. None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it or any amendment or supplement thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the Proxy Statement will, at the time it is first mailed to the Bank’s stockholders, at the time of any amendments or supplements thereto and at the time of the Bank Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that in either case no representation or warranty is made by Purchaser with respect to information supplied in writing by the Bank or any of its Subsidiaries specifically for inclusion therein. The Registration Statement (except for such portions thereof that relate to information supplied by the Bank or its Subsidiaries in writing specifically for inclusion therein) will comply as to form in all material respects with the requirements of the Securities Act.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2016, there has not been any change, event or development or prospective change, event or development that, individually or taken together with all other facts, circumstances and events (described in any Section of this Article IV or otherwise), has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.8 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Purchaser or any of its Subsidiaries in such individual’s capacity as such that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.9 Compliance with Laws.

(a) Purchaser and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser and each of its Subsidiaries have in effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Purchaser’s knowledge no suspension or cancellation of any such Permits is threatened, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

(b) Purchaser is duly registered with the Federal Reserve as a bank holding company under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. The deposit accounts of each Purchaser Subsidiary that is a depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Since December 31, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) asserting that Purchaser or any of its Subsidiaries is in default under any applicable Laws or Permits, (ii) threatening to revoke any Permits, (iii) requiring Purchaser or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on the conduct of Purchaser’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Purchaser Regulatory Agreement”), or (iv) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting FDIC insurance coverage. Neither Purchaser nor any of its Subsidiaries is party to or subject to any Purchaser Regulatory Agreement that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.10 Community Reinvestment Act Compliance. Purchaser Bank is in compliance in all material respects with the applicable provisions of the CRA and the regulations promulgated thereunder and has received a CRA rating of “satisfactory” in its most recently completed exam, and Purchaser does not have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser Bank not having at least a “satisfactory rating” following the release of its next exam. Purchaser Bank has not been advised of any supervisory concerns regarding its compliance with the CRA and the regulations promulgated thereunder and Purchaser does not have knowledge of any planned or threatened objections by any community group to the Transactions.

Section 4.11 Brokers. No broker, investment banker, financial advisor or other Person, other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.12 No Additional Representations.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty to the Bank or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Bank or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Bank nor any other Person has made or is making any representations or warranties relating to the Bank whatsoever, express or implied, beyond those expressly given by the Bank in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Bank furnished or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Representatives.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Bank. During the period from the date of this Agreement to the Closing, except as consented to in writing in advance by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.1 of the Bank Disclosure Letter, the Bank shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain in effect all Permits existing as of the date hereof, preserve its assets, rights and properties in good repair and condition and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as set forth in Section 5.1 of the Bank Disclosure Letter or as specifically required by this Agreement, the Bank shall not, and shall not permit any of its Subsidiaries, without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, to:

(a) amend, authorize or propose to amend its articles of association or bylaws (or similar organizational documents);

(b) (i) set any record or payment dates for, or make, declare, pay or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests, other than dividends from a wholly owned Subsidiary to the Bank or another wholly owned Subsidiary of the Bank; (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or voting securities of the Bank or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or voting securities, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Bank or its Subsidiaries on a deferred basis or other rights linked to the value of shares of Bank Common Stock, including pursuant to Contracts as in effect on the date hereof;

(d) (i) hire or promote any employee, other than to fill a vacancy in the ordinary course of business consistent with past practice for a position of Vice President or a position of lower rank, so long as such position is not paid more than $80,000 in annual cash compensation; (ii) grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable Law, (B) in the case of any employee with a base salary of less than $80,000 as of the date hereof, for any merit-based increases in base salary in the ordinary course of business consistent with past practice, not to exceed 2% in the aggregate for all employees, and (C) to satisfy contractual obligations existing as of the date hereof under any Bank Plans set forth in Section 3.11(a) of the Bank Disclosure Letter or (iii) terminate any employee above the level of Vice President, other than for “cause”;

(e) (i) enter into, establish, adopt, amend, modify or renew any Bank Plan or any arrangement that would have been a Bank Plan had it been in effect as of the date of this Agreement, or any trust agreement (or similar arrangement) related thereto, (ii) take any action to accelerate the vesting or exercisability of any compensation or benefits payable under any Bank Plans, (iii) fund or in any other way secure or fund the payment of compensation or benefits under any Bank Plan, (iv) change the manner in which contributions to any Bank Plan are made or determined, or (v) add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), in each case of clauses (i)-(v) except as may be required by applicable Law or to satisfy contractual obligations existing as of the date hereof, including pursuant to the terms of any Bank Plan set forth in Section 3.11(a) of the Bank Disclosure Letter;

(f) sell, license, lease, transfer, subject to a Lien, abandon or allow to lapse or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties, except for transfers (including sales) in the ordinary course of business consistent with past practice;

(g) (i) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital or (ii) make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any Person other than a wholly owned Subsidiary of the Bank; except for (A) foreclosures and other similar acquisitions in connection with securing or collecting debts previously contracted, (B) in a fiduciary or similar capacity in the ordinary and usual course of business consistent with past practice and (C) Loans purchased or extended in accordance herewith and purchases of investment securities for portfolio management purposes;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) other than in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, fail to renew, cancel or extend any Bank Material Contract or any Contract with consultants involving annual payments by the Bank or any of its Subsidiaries of $50,000 or more (other than such Contracts that contain a term of no more than one year and which relate to regulatory or compliance or related matters) or expressly waive any material benefits under any such Bank Material Contract or any such other Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Bank Material Contract or any Contract with any broker or finder in connection with the Transactions or any lease that is not a Material Contract but calls for payments of $125,000 or more by the Bank or its Subsidiaries;

(j) (i) settle any Action against it, except for an Action that is settled in the ordinary course of business consistent with past practice in an amount and for an aggregate cost to the Bank not in excess of $250,000 and that would not impose any material non-monetary restriction on the business of the Bank or its Subsidiaries or, after the Closing, Purchaser or its Affiliates or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(k) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law and as approved in writing by the Bank’s independent public accountants;

(l) charge-off (except as may otherwise be required by applicable Law or by any Governmental Entity or by GAAP) any material credit, or make or enter into any commitments to make any credit which varies materially from its written credit policies, copies of which have been made available to Purchaser;

(m) change its loan loss reserve methodology, inputs or assumptions in a way which varies materially from its credit risk policies, prior practices or observable trends in its portfolio, in any case except as may be required by Law, a Governmental Entity or GAAP;

(n) settle or compromise any material liability for Taxes, amend any material Tax Return, make or change any material Tax election, file any material Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(o) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior notice to Purchaser) as may be required by applicable Law;

(p) except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Bank prior to the date hereof, make or acquire any Loan or issue a commitment (or renew or extend an existing Loan or commitment) for (i) any new secured Loan (or any increase in such a Loan) in excess of $5,000,000 in the aggregate to a single borrower, or any new unsecured Loan (or any increase in such a Loan) in excess of $1,000,000 in the aggregate to a single borrower, (ii) any Loan that is not made in conformity, in all material respects, with the Bank’s ordinary course lending policies and guidelines in effect as of the date hereof, or (iii) any Loan renewal, other than a renewal with the same collateral, guarantors, materially similar financials and ratios and term (not to exceed the lesser of such Loan’s original term or five (5) years, except as required by applicable Law). No additional funds shall be extended to a Loan classified as “criticized,” and no “criticized” Loan shall be renewed beyond ninety (90) days. For purposes of this Section 5.1(p), a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import);

(q) (i) make or commit to make any new capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, (ii) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other Person (other than letters of credits, endorsements for collection, deposits and similar liabilities in the ordinary course of business consistent with past practice and indebtedness of the Bank’s Subsidiaries to the Bank) or (iii) enter into any securitizations of Loans or create any special purpose funding or variable interest entity;

(r) enter into any new line of business or change its lending, investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies or practices in any material respect other than as required by Law or any Bank Regulatory Agreement;

(s) foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of a hazardous, toxic, radioactive or dangerous materials or other hazardous materials regulated under Environmental Laws;

(t) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch office or other facility, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other facility or permit the revocation or surrender of its certificate of authority to maintain any such facility, except as may be required by any Governmental Entity;

(u) except pursuant to agreements or arrangements in effect on the date hereof and previously provided to Purchaser, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its executive officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its executive officers or directors, other than agreements and arrangements relating to Loans, deposits, trust department services and other traditional banking products and services in the ordinary course of the business of the Bank and on terms comparable to the terms generally offered to third party customers, and in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.1;

(v) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(w) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(x) fail to use commercially reasonable efforts to take any action that is required by a Bank Regulatory Agreement (including any action otherwise prohibited or restricted by this Section 5.1), or willfully take any action that violates a Bank Regulatory Agreement;

(y) (i) purchase any equity securities, or purchase any securities other than securities: (A) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (B) with a weighted average life of not more than three years and (C) otherwise in the ordinary course of business consistent with past practice or (ii) make any other material investment for its own account either by contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(z) recognize any union or other labor organization as the representative of any of the employees of the Bank or any of its Subsidiaries, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable Law;

(aa) conduct or announce any facility closure, layoffs, reduction in force or other employment terminations sufficient in number to trigger the WARN Act or similar Law or regulation of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event);

(bb) change its service providers or vendors for its IT Assets; or

(cc) enter into any Contract with respect to or otherwise agree or commit to take any actions prohibited by this Section.

Section 5.2 Conduct of Business by Purchaser. During the period from the date of this Agreement to the Closing, except as consented to in writing in advance by the Bank, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.2 of the Purchaser Disclosure Letter, Purchaser shall use commercially reasonable efforts to preserve intact its business organization, maintain in effect all Permits existing as of the date hereof, preserve its assets, rights and properties in good repair and condition, and preserve its relationships with customers, suppliers and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as set forth in Section 5.2 of the Purchaser Disclosure Letter or as specifically required by this Agreement, Purchaser shall not, and shall not permit any of its Significant Subsidiaries, without the Bank’s prior written consent, such consent not to be unreasonably withheld or delayed, to:

(a) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents) in a manner that would adversely affect the holders of Bank Common Stock (upon their acquisition of Purchaser Common Stock) relative to other holders of Purchaser Common Stock;

(b) knowingly take, or knowingly omit to take, (i) any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, in each case except (with prior written notice to the Bank) as may be required by applicable Law; or

(c) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.3 No Solicitation by the Bank.

(a) The Bank shall not, and shall cause its Subsidiaries and its and their directors, officers and employees not to, and shall use and cause its Subsidiaries to use their reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Bank Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Bank Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information or data or afford access to the business, directors, officers, employees, properties, facilities, assets, contracts, books or records of the Bank or any of its Subsidiaries to any Person in connection with any Bank Acquisition Proposal, (iii) approve or recommend any Bank Acquisition Proposal or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Bank Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to result in, any Bank Acquisition Proposal (other than a confidentiality agreement permitted by the terms of this Section 5.3(a) as described below). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Bank or any of its Subsidiaries shall be a breach of this Section 5.3(a) by the Bank. The Bank shall, and shall cause each of its Subsidiaries and their respective Representatives, to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Bank Acquisition Proposal, (B) terminate access to any physical or electronic data rooms relating to any potential Bank Acquisition Proposal, (C) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (D) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Bank Acquisition Proposal to which it or any of its Affiliates or Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Bank Stockholder Approval, (1) the Bank receives an unsolicited written Bank Acquisition Proposal that the Bank Board believes in good faith to be bona fide, (2) such Bank Acquisition Proposal was not the result of a material violation of this Section 5.3(a), (3) the Bank Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Bank Acquisition Proposal constitutes or is reasonably likely to lead to a Bank Superior Proposal and (4) the Bank Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) of this Section 5.3(a) would be reasonably likely to violate its fiduciary duties under applicable Law, then the Bank may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to the Bank and its Subsidiaries to the Person making such Bank Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Bank than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Purchaser or shall be provided to Purchaser prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Bank Acquisition Proposal (and such Person’s Representatives) regarding such Bank Acquisition Proposal.

(b) Neither the Bank Board nor any committee thereof shall (i)(A) withhold or withdraw (or modify or qualify in any manner adverse to Purchaser) the Bank Recommendation (or publicly propose to do any of the foregoing), (B) fail to include the Bank Recommendation in the Proxy Statement or (C) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Bank Acquisition Proposal (each such action set forth in this Section 5.3(b)(i) being referred to herein as a “Bank Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Bank Stockholder Approval, the Bank Board may, if the Bank Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 5.3(b), make a Bank Adverse Recommendation Change; provided, that the Bank shall not make any Bank Adverse Recommendation Change unless (A) the Bank shall not have breached this Section 5.3 in any material respect and (B) if and only if:

(i) the Bank shall give Purchaser at least ten (10) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the basis for the Bank Adverse Recommendation Change, and if the proposed Bank Adverse Recommendation Change is in response to a Bank Superior Proposal, such notice shall specify the material terms and conditions of any such Bank Superior Proposal, including the identity of the party making such Bank Superior Proposal and contemporaneously provides an unredacted copy of the relevant proposed transaction agreements with the party making such Bank Superior Proposal (or if there is no such proposed agreement, a written summary of the material terms and conditions of the Bank Superior Proposal);

(ii) after providing such notice and prior to effecting such Bank Adverse Recommendation Change, the Bank negotiates, and causes its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Agreement such that (A) in the case of a Bank Superior Proposal, it would cause such Bank Superior Proposal to no longer constitute a Bank Superior Proposal or (B) in any other event, the failure to effect a Bank Adverse Recommendation Change would not be reasonably likely to violate the Bank Board’s fiduciary duties under applicable Law; and

(iii) the Bank Board, following the final such ten (or five, as applicable) Business Day period (as described below), again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that (A) if the proposed Bank Adverse Recommendation Change is in response to a Bank Superior Proposal, such Bank Acquisition Proposal nonetheless continues to constitute a Bank Superior Proposal and (B) failure to take such action would be reasonably likely to violate their fiduciary duties to the Bank and the Bank stockholders under applicable Law.

In the event of any change to the price or any other material change to the terms of such Bank Superior Proposal, the Bank shall, in each case, be required to deliver to Purchaser a new written notice, the notice period shall recommence and the Bank shall be required to comply with its obligations under this Section 5.3 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to five (5) Business Days (rather than ten (10) Business Days referenced in clause (i) above).

(c) In addition to the obligations of the Bank set forth in Sections 5.3(a) and (b), on and after the date hereof, the Bank shall promptly (and in any event within twenty-four (24) hours of receipt) advise Purchaser orally and in writing in the event the Bank or any of its Subsidiaries or their respective Representatives receives (i) any Bank Acquisition Proposal, (ii) any proposal, offer or inquiry or request for information with respect to, or that could reasonably be expected to result in, a Bank Acquisition Proposal or (iii) any request to engage in discussions or negotiations that are reasonably likely to lead to, or that contemplate or relate to, an actual or potential Bank Acquisition Proposal, in each case which notice shall include a summary of the material terms and conditions of such Bank Acquisition Proposal or request, the identity of the Person making any such Bank Acquisition Proposal, inquiry, offer, proposal or request for information and a copy of any Bank Acquisition Proposal, inquiry, offer, proposal or request for information made in writing (and any proposed agreements related thereto) and a summary of the terms and conditions of any Bank Acquisition Proposal, inquiry, offer, proposal or request for information not made in writing. The Bank shall keep Purchaser informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Bank Acquisition Proposal or request and shall provide Purchaser with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, the Bank shall promptly (and in any event within 24 hours) notify Purchaser orally and in writing if it determines to begin providing non-public information or to engage in discussions or negotiations concerning a Bank Acquisition Proposal pursuant to Section 5.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Bank shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that prohibits the Bank from providing the information contemplated by this Section 5.3 to Purchaser or otherwise limits or impairs the Bank’s or its Subsidiaries’ or their respective Representatives’ ability to comply with their respective obligations in this Section 5.3.

(e) For purposes of this Agreement:

(i) “Bank Acquisition Proposal” means, other than the Transactions, any inquiry, proposal or offer with respect to a, or any, tender or exchange offer to acquire 20% or more of the voting power in the Bank or any of its Subsidiaries, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving the Bank or any of its Subsidiaries or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of the Bank Common Stock or securities convertible or exchangeable for shares of the Bank Common Stock whether or not such securities are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, assets or deposits of, the Bank or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Bank Superior Proposal” means any unsolicited bona fide written Bank Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Bank Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person (or group of Persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated would be more favorable to the stockholders of the Bank from a financial point of view than the Transactions (including taking into account any adjustment to the terms and conditions proposed by Purchaser in response to such proposal pursuant to Section 5.3(b) or otherwise), (B) is not subject to any financing or other material contingency (other than the receipt of necessary regulatory approvals) and (C) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 5.4 Preparation of Registration Statement and the Proxy Statement; Bank Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, the Bank shall prepare the Proxy Statement and Purchaser shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Bank shall furnish all information concerning itself and its Affiliates to Purchaser, and provide Purchaser with such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement. Purchaser will advise the Bank, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and Purchaser shall use its reasonable best efforts to respond (with the assistance of the Bank) as promptly as practicable to any comments of the SEC with respect thereto. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Transactions. The Bank will cause the Proxy Statement to be mailed to the Bank’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of Purchaser Common Stock in the Merger, and the Bank shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action.

(b) Purchaser will advise the Bank, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c) If prior to the Effective Time any event occurs with respect to the Bank, Purchaser or any Subsidiary of the Bank or Purchaser, respectively, or any change occurs with respect to information supplied by or on behalf of the Bank or Purchaser, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, the Bank or Purchaser, as applicable, shall promptly notify the other of such event, and the Bank and Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Bank’s stockholders.

(d) The Bank shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with applicable Law, the Bank Charter and the Bank Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Bank Stockholders’ Meeting”) for the purpose of obtaining the Bank Stockholder Approval. Except in the case of a Bank Adverse Recommendation Change specifically permitted by Section 5.3(b), the Bank, through the Bank Board, shall take all action necessary to (x) recommend to its stockholders that they approve and adopt this Agreement, the Merger and the other Transactions, (y) include such recommendation in the Proxy Statement and (z) solicit the Bank Stockholder Approval. Without limiting the generality of the foregoing, the Bank agrees that its obligations pursuant to the first sentence of this Section 5.4(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Bank or any other Person of any Bank Acquisition Proposal or the occurrence of any Bank Adverse Recommendation Change. The Bank shall adjourn or postpone the Bank Stockholders’ Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Bank Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Bank has not received proxies representing a sufficient number of shares necessary to obtain the Bank Stockholder Approval, and subject to the terms and conditions of this Agreement, the Bank shall continue to use all reasonable best efforts to solicit proxies from its stockholders in favor of the Bank Stockholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Bank Stockholders’ Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Bank at the Bank Stockholders’ Meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Bank of such obligation. In addition to the foregoing, the Bank shall not submit to the vote of its stockholders any Bank Acquisition Proposal in addition to or in lieu of the Merger. If the Bank Board has effected a Bank Adverse Recommendation Change, then the Bank Board may submit this Agreement to the Bank’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Bank Board may communicate the basis for its lack of a recommendation to Bank’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Bank shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, assets, books, contracts, commitments, personnel and records and, during such period, the Bank shall, and shall cause its Subsidiaries to, furnish promptly to Purchaser: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither the Bank nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements (including, as the case may be, the Bank using reasonable best efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers),and by the parties adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including antitrust Laws). As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Bank will furnish to Purchaser (x) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Bank and its Subsidiaries as of and for such month then ended, (y) internal management financial control reports showing actual financial performance against plan and previous period and (z) any reports provided to the Bank Board or any committee thereof relating to the financial performance and risk management of the Bank. In addition, the Bank will furnish Purchaser with a copy of each report filed by it or any of its Subsidiaries with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three (3) Business Days following the filing thereof.

(b) All such information shall be held confidential in accordance with the terms of the amended and restated letter agreement regarding confidentiality, dated as of October 11, 2017, between Purchaser and the Bank (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 5.4 or information provided, made available or delivered to the Bank or Purchaser pursuant to this Agreement (other than the Bank Disclosure Letter and the Purchaser Disclosure Letter to the extent explicitly provided therein) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts to resist, contest or defend any Actions (including administrative Actions) challenging the Transactions or the completion of the Transactions, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement; provided, further, that notwithstanding anything to the contrary in this Section 5.6, neither Purchaser nor its Affiliates shall be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining or complying with any Requisite Regulatory Approvals (as defined below) that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of (x) the Bank and its Subsidiaries, taken as a whole, or (y) Purchaser and its Subsidiaries, taken as a whole, following the Closing (either of clauses (x) or (y), a “Burdensome Condition”). Subject to applicable Law and the instructions of any Governmental Entity, Purchaser shall inform Bank in writing if any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries has advised or notified any of Purchaser or its Subsidiaries of such Governmental Entity’s determination to impose a restriction or requirement in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, including reasonable detail regarding the restriction or requirement imposed by the Governmental Entity; provided, that, for the avoidance of doubt, in no event shall Purchaser be obligated to provide the Bank with any information relating to or containing any confidential supervisory or regulatory examination materials or information.

(b) The parties shall, and shall cause their respective Subsidiaries to, cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Governmental Entities necessary to consummate the Transactions (the “Requisite Regulatory Approvals”), and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable but in any event no later than thirty (30) days following the date of this Agreement. Each party will have the right to review in advance, and to the extent practicable each party will consult with the other party, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to it and any of its Subsidiaries that appear in any filing made with or written materials submitted to any Governmental Entity in connection with the Requisite Regulatory Approvals; provided, that, for the avoidance of doubt, in no event shall either party or any of its respective Affiliates be obligated to provide the other party with any information relating to or containing any confidential supervisory or regulatory examination materials or information. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. The parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Governmental Entities in connection with the Transactions, including seeking the Requisite Regulatory Approvals; provided, that Purchaser and its Subsidiaries may redact such information as may reasonably be considered proprietary, sensitive or confidential (including financial projections, business plans or personal information).

(c) Each of the parties hereto shall, upon request, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In exercising the foregoing rights, each party shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Governmental Entity with respect to the Transactions; provided, that, for the avoidance of doubt, in no event shall Purchaser or its Subsidiaries be obligated to provide the Bank with any information relating to or containing any confidential supervisory or regulatory examination materials or information.

Section 5.7 Takeover Laws. Each of the Bank and Purchaser and their respective Boards of Directors shall (a) take no action to cause any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition”, “interested stockholder” or similar provision of any anti-takeover Law (collectively, “Takeover Laws”) to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement or the Transactions, use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.

Section 5.8 Notification of Certain Matters. The Bank, on the one hand, and Purchaser and Purchaser Bank, on the other hand, shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions by or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relate to the Transactions or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Subject to any limitations that may be imposed by applicable Law, for a period of six (6) years from and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Bank or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) to the fullest extent permitted by the current provisions regarding indemnification of D&O Indemnified Parties contained in the Bank Articles and the Bank Bylaws (or comparable organizational documents of each of the Bank’s

Subsidiaries), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Bank, any of its Subsidiaries or any of their respective predecessors or (ii) any matters arising in connection with the Transactions, and Purchaser shall also advance expenses as incurred in each case, upon receipt of an undertaking, from such D&O Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such D&O Indemnified Party was not entitled to indemnification hereunder. In the event any claim is asserted within such six (6)-year period, all such rights in respect of any such claim shall continue until disposition thereof.

(b) For a period of six (6) years after the Effective Time, Purchaser shall maintain in effect the Bank’s current directors’ and officers’ liability insurance covering each Person currently covered by the Bank’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Purchaser) for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Purchaser be required to expend annually in the aggregate an amount in excess of 150% of the amount of the aggregate premiums paid by the Bank for fiscal year 2016 for such purpose (which fiscal year 2016 premiums are hereby represented and warranted by the Bank to be as set forth in Section 5.9(b) of the Bank Disclosure Letter (the “Insurance Amount”)) and, if Purchaser is unable to maintain such policy (or substitute policy) as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available for a period of six years following the Effective Time by payment of such amount; provided, further, that (i) Purchaser may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Bank’s existing policies as of the date hereof or (ii) Purchaser may request that the Bank obtain such extended reporting period coverage under the Bank’s existing insurance programs (to be effective as of the Effective Time).

(c) In the event that Purchaser or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successor and assign of Purchaser assumes the obligations set forth in this Section 5.9.

(d) The provisions of this Section 5.9 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, his or her heirs and his or her legal representatives.

Section 5.10 Employees.

(a) Immediately following the Effective Time, Purchaser shall cause the individuals employed by the Bank or any of its Subsidiaries immediately prior to the Closing who continue in the employment of Purchaser or any of its Affiliates (each a “Continuing Employee”) to receive aggregate target cash compensation opportunities and employee benefits (other than with respect to equity-based, change in control, or transaction-based compensation or benefits, defined benefit pension benefits or retiree health or welfare benefits) that are substantially comparable to those provided to such employees as of immediately prior to the Effective Time. Nothing contained in this Section 5.10 shall (A) be construed to create (x) any third-party beneficiary rights in any current or former employee of the Bank, Purchaser or their Affiliates (including any dependent or beneficiary thereof) or any Person other than the parties to this Agreement (including any participant in any Bank Plan, or any dependent or beneficiary thereof) or (y) any right to employment or continued employment for any specified period or to a particular term or condition of employment with Purchaser or its Affiliates, or (B) except as set forth in this Section 5.10, limit the ability of Purchaser or its Affiliates to amend, modify or terminate any Bank Plan, Purchaser Plan or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(b) For all purposes under the employee benefit plans of Purchaser and its Affiliates (including, after the Closing, the Bank and its Subsidiaries) other than defined benefit pension plans (such employee benefit plans shall be referred to hereinafter as the “Purchaser Plans”) providing benefits to any Continuing Employee, each Continuing Employee shall be credited with his or her years of service with Bank and its Affiliates and their respective predecessors to the same extent as such Continuing Employee was entitled to credit for such service under any applicable similar Bank Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing Date; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Closing Date, Purchaser shall use commercially reasonable efforts to provide that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans to the extent coverage under such Purchaser Plan is similar in type to an applicable Bank Plan in which such Continuing Employee was participating immediately prior to the Closing Date; and (ii) for purposes of each Purchaser Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the similar plans of Bank or its Affiliates in which such Continuing Employee, as applicable, participated or was eligible to participate immediately prior to the Closing Date.

(d) Unless otherwise requested by Purchaser prior to the Closing, the Bank and each of its Subsidiaries shall terminate, effective as of the Closing Date, any Bank Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”).

(e) To the extent that any Continuing Employee becomes eligible to receive severance pursuant to the terms of the Purchaser’s Severance Pay Plan (the “Purchaser Severance Plan”) prior to the first anniversary of the Closing, then such terminated Continuing Employee shall be entitled to receive (x) a severance payment equal to two (2) weeks of such Continuing Employee’s then-current base salary for each completed year of service to the Bank, its Affiliates and Purchaser, with a minimum of four (4) weeks of base salary and a maximum of twenty-six (26) weeks of base salary plus (y) subsidized COBRA benefits, on such terms provided by the Purchaser Severance Plan, for a period of three (3) months.

(f) Prior to the Closing, the Bank shall use its reasonable best efforts to take such actions that are intended to ensure that the payment of any amounts or benefits (whether or not accelerated) to a “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the Transactions, would not, separately or in the aggregate, reasonably be expected to result in the disallowance of a deduction to the Bank or its Subsidiaries, as applicable, under Section 280G of the Code, including, as necessary, (i) soliciting the requisite approval of the Bank’s direct or indirect stockholders of all or a portion of any such payments or benefits, in a manner that meets the shareholder approval requirements of Section 280G(b)(5) of the Code and Treasury Regulation Section 1.280G-1, Q/A-7 (including providing such members adequate disclosure of all material facts concerning any such payments or benefit as provided in, and otherwise conducting such solicitation in conformity with, Section 280G(b)(5)(B) of the Code) and (ii) to the extent necessary, attempting to obtain a waiver from each such “disqualified individual” entitled to receive any payments or benefits which would reasonably be expected, individually or when aggregated with other payments or benefits, to cause or trigger any “parachute payment” (as defined in Section 280G(b) of the Code) in connection with the Transactions of such disqualified individual’s right to receive the portion of such payments or benefits that would reasonably be expected to, individually or when aggregated with other payments or benefits, cause or trigger any “excess parachute payments” (within the meaning of Section 280G of the Code). The Bank shall provide Purchaser with drafts of all such solicitation materials and consents for review and comment prior to delivery to stockholders or disqualified individuals, as applicable. Prior to the Closing, the Bank shall deliver to Purchaser, reasonably satisfactory evidence that a vote of the Bank’s stockholders was solicited in accordance with the foregoing provisions of this Section 5.10 and whether or not the requisite number of stockholder votes consenting to such benefits and payments was obtained with respect to such benefits and payments.

(g) Notwithstanding anything herein to the contrary and without limiting the generality of this Section 5.10, all provisions contained in this Section 5.10 are included for the sole benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Bank Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Purchaser or the Bank or their respective Subsidiaries or affiliates to amend, terminate or otherwise modify any Bank Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any other Person who is not a party to this Agreement (including any stockholder, any service provider, Continuing Employee or any participant in any Bank Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to specific compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 5.11 Public Announcements. Purchaser and Purchaser Bank, on the one hand, and the Bank, on the other hand, shall cooperate with each other with respect to the issuing of any press release or other public statements with respect to this Agreement and the Transactions and, without the prior consent of Purchaser, which consent shall not be unreasonably withheld, the Bank shall not issue any such press release or make any public announcement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. It is understood that Purchaser shall assume primary responsibility for the preparation of joint press releases relating to this Agreement and the Transactions.

Section 5.12 Stock Exchange Listing. Prior to the Closing, Purchaser shall file a Notification of Listing of Additional Shares (or such other form as may be required by NASDAQ) with NASDAQ with respect to the shares of Purchaser Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Bank or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Bank, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Bank and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Operating Functions. The Bank and its Subsidiaries shall cooperate with Purchaser and its Subsidiaries in connection with planning for the efficient and orderly combination of the parties and their respective operations after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Purchaser may decide. The Bank shall take any action Purchaser may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with Purchaser Bank. Without limiting the foregoing, the Bank shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Bank and Purchaser shall meet from time to time as Purchaser may reasonably request, to review the financial and operational affairs of the Bank and its Subsidiaries, and the Bank shall give due consideration to Purchaser’s input on such matters, with the understanding that neither the Bank nor any of its Subsidiaries shall be required to agree to any material Contractual obligation that is not contingent upon the consummation of the Closing.

Section 5.15 Advisory Board. Following the Closing, Purchaser shall invite members of the Bank Board to join Purchaser’s Miami-Dade Advisory Board.

Section 5.16 Stockholder Litigation. Bank shall promptly advise Purchaser orally and in writing of any actual or threatened stockholder litigation against the Bank or its directors and officers relating to this Agreement, the Merger or the other Transactions and shall promptly provide Purchaser with a copy of the complaint or other writing threatening or commencing such stockholder litigation. Bank shall: (i) permit Purchaser to review and discuss in advance, and consider in good faith the views of the Purchaser in connection with, any proposed written or oral response to such stockholder litigation; (ii) furnish Purchaser’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such stockholder litigation; (iii) consult with Purchaser regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Bank shall not settle any such stockholder litigation if such settlement requires the payment of money damages unless the payment of any such damages by Bank is reasonably expected by Bank, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by the Bank) under the Bank’s existing director and officer insurance policies, including any tail policy, without the written consent of Purchaser (such consent not to be unreasonably withheld).

Section 5.17 WARN Act. The Bank agrees that, upon Purchaser’s written request, it shall provide a notification under the WARN Act for any Bank or its Subsidiaries’ employee terminations or layoffs following the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Bank Stockholder Approval. Bank Stockholder Approval shall have been obtained in accordance with applicable Law and this Agreement. Holders of not more than 10% of Bank Common Stock shall have exercised statutory rights of dissent and appraisal pursuant to applicable Law.

(b) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) there shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Transactions, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, nor shall any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition.

(c) No Injunctions or Legal Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Merger or the other Transactions.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) NASDAQ Listing. Purchaser shall have caused the shares of Purchaser Common Stock to be issued to the holders of Bank Common Stock upon the consummation of the Merger to be approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Bank set forth in (i) Sections 3.2(a), 3.2(b) and 3.8(b) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) Sections 3.1, 3.2(c), 3.3 and 3.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) all other representations of the Bank in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties described in this clause (iii) which, individually or in the aggregate, would not reasonably be expected to have a Bank Material Adverse Effect; provided that for purposes of determining the accuracy of the representations and warranties described in clauses (ii) or (iii), all materiality and “Bank Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Bank. The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of the Bank by an executive officer of the Bank certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) Tax Opinion. Purchaser shall have received the written opinion from Simpson Thacher & Bartlett LLP, counsel to Purchaser, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Bank, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

Section 6.3 Conditions to the Obligations of the Bank. The obligations of the Bank to effect the Merger is also subject to the satisfaction, or waiver by the Bank, at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in (i) Section 4.2(a) shall be true and correct in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations of the Purchaser in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties described in this clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Purchaser Material Adverse Effect” qualifications and exceptions contained in such representations and warranties described in this clause (ii) shall be disregarded).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Bank shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d) Tax Opinion. The Bank shall have received a written opinion from Broad and Cassel LLP, counsel to the Bank, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Bank, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding the approval thereof by the stockholders of the Bank:

(a) by mutual written consent of Purchaser and the Bank;

(b) by either the Bank or Purchaser:

(i) if the Merger shall not have been consummated on or before October 19, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to (A) Purchaser if its or Purchaser Bank’s failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date or (B) the Bank if its failure to comply with any provisions of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii) if the Bank Stockholder Approval shall not have been obtained at the Bank Stockholders’ Meeting or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement was taken; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger or the other Transactions by final, nonappealable action of such Governmental Entity;

(c) by Purchaser:

(i) if the Bank shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Sections 6.1 or 6.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (i) the second (2nd) Business Day prior to the Outside Date and (ii) thirty (30) days after the giving of written notice to the Bank of such breach or failure;

(ii) if the Bank or the Bank Board (or any committee thereof) has (A) effected a Bank Adverse Recommendation Change, (B) failed to recommend the Merger and the approval and adoption of this Agreement by the stockholders of the Bank, (C) materially breached the terms of Section 5.3 in any respect adverse to Purchaser or (D) materially breached its obligations under Section 5.4 by failing to call, give notice of, convene and hold the Bank Stockholders’ Meeting in accordance with Section 5.4;

(iii) if a tender offer or exchange offer for 20% or more of the outstanding shares of Bank Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Bank Board recommends that the stockholders of the Bank tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(iv) if there shall be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Transactions, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, or if any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries have advised any of them of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, in either case notwithstanding Purchaser’s compliance with Section 5.2, and so long as the time periods for appeals and request for reconsideration has run;

(v) if the Bank has experienced, or is reasonably likely to experience, a Bank Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by Purchaser, which notice shall specify the nature of the matter or matters constituting such Bank Material Adverse Effect and which are the basis of such intention; provided, however, that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by Purchaser within fifteen (15) days following the end of such remedial or curative period; or

(vi) if the Measurement Price is below $61.88 on the trading day immediately prior to the Closing Date; or

(d) by the Bank:

(i) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the second (2nd) Business Day prior to the Outside Date and (2) thirty (30) days after the giving of written notice to Purchaser of such breach or failure; or

(ii) if Purchaser has experienced, or is reasonably likely to experience, a Purchaser Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by the Bank, which notice shall specify the nature of the matter or matters constituting such Purchaser Material Adverse Effect and which are the basis of such intention; provided, however, that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by the Bank within fifteen (15) days following the end of such remedial or curative period.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Bank, except that the Confidentiality Agreement, this Section 7.2, Section 7.3 (Fees and Expenses), and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any Intentional Breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. For the avoidance of doubt, the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Bank, and all filing and other fees paid to the SEC, shall be paid by Purchaser. Each party shall be responsible for its own attorneys’ fees, accountants’ fees and related expenses in connection with the Merger.

(b) In the event that:

(i) (A) a Bank Acquisition Proposal (whether or not conditional) or intention to make a Bank Acquisition Proposal (whether or not conditional) shall have been made directly to the Bank’s stockholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of the Bank or the Bank Board, (B) this Agreement is thereafter terminated by the Bank or Purchaser pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c)(i), and (C) within fifteen (15) months after such termination the Bank or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Bank Acquisition Proposal (which, in each case, need not be the same Bank Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Bank shall pay a termination fee of $9.2 million (the “Bank Termination Fee”) on the earlier of (i) the date of execution of such agreement or (ii) consummation of such transaction; or

(ii) this Agreement is terminated by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) then, in any such event, the Bank shall pay to Purchaser the Bank Termination Fee, it being understood that in no event shall the Bank be required to pay an aggregate amount exceeding the Bank Termination Fee.

(c) For purposes of this Section 7.3, “Bank Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references to “20%” shall be replaced by “50%”.

(d) Payment of the Bank Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Purchaser (i) at the time or times provided in Section 7.3(b)(i), in the case of a Bank Termination Fee payable pursuant to Section 7.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Purchaser pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii). The right to receive and the payment of the Bank Termination Fee to Purchaser shall be Purchaser’s sole and exclusive remedy and shall be deemed to be liquidated damages.

(e) Each of Bank and Purchaser acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either the Bank or Purchaser fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the amounts set forth in this Section 7.3, the non-paying party shall pay to other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 from the date of termination of this Agreement at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Bank Stockholder Approval has been obtained; provided, that after the Bank Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Bank without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise expressly set forth herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their express terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 8.2 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 8.2, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Purchaser or Purchaser Bank, to:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr.

E-mail: Robert.Worley@iberiabank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Lee Meyerson

Elizabeth Cooper

Facsimile: 212-455-2502

E-mail: lmeyerson@stblaw.com

ecooper@stblaw.com

(ii)	if to the Bank, to:

Gibraltar Private

55 Alhambra Plaza

Coral Gables, Florida 33134

Attention: Angel Medina, Jr.

                 Michael C. Sontag

E-mail: amedina@gibraltarprivate.com

             msontag@gibraltarprivate.com

with a copy (which shall not constitute notice) to:

Broad and Cassel LLP

Suite 2100, 2 South Biscayne Boulevard

Miami, Florida 33131

Attention: Carlos E. Loumiet, Esq.

                 Nina S. Gordon, Esq.

E-mail: cloumiet@broadandcassel.com

             ngordon@broadandcassel.com

Section 8.3 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth as follows:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Bank Equity Plans “ means the Gibraltar Private Bank & Trust Company 2016 Equity Incentive Plan, as amended.

(c) “Bank Material Adverse Effect” means (i) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Bank and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of the Bank to consummate, or prevents or materially delays, the Closing or any of the other Transactions or would reasonably be expected to do so or (ii) the commencement of, or threat in writing, by a Governmental Entity with jurisdiction over banking activities of an Action against the Bank; provided, that a Bank Material Adverse Effect for purposes of clause (i)(A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting banks or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Bank or any of its Subsidiaries), (3) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof, in each case after the date hereof, generally affecting banks and (4) demonstrably resulting from the announcement or pendency of the Transactions; except, with respect to clauses (1), (2) and (3), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on the Bank and its Subsidiaries, taken as a whole, as compared to similarly situated banks.

(d) “Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(c)), as amended, and applicable rules and regulations thereunder.

(e) “Benefit Plan” means (i) any “employee benefit plan” (within the meaning of section 3(3) of ERISA and (ii) any other pension, retirement, supplemental retirement, excess benefit, profit-sharing, stock purchase, stock option, stock ownership, stock appreciation right, equity-based compensation, phantom stock, employment, severance, severance pay policy, salary continuation, termination, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, health, life, disability, group insurance, holiday, fringe benefit plan, program, contract or arrangement or any similar plan or agreement or any plan or arrangement and all other employee benefit plans, agreements, programs, policies or other arrangements, and whether or not subject to ERISA, whether formal or informal or oral or written.

(f) “BHC Act” means the Bank Holding Company Act of 1956 (12 U.S.C. § 1841 et seq.), as amended, and applicable rules and regulations thereunder.

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Orleans, Louisiana or Miami, Florida are authorized by Law or executive order to be closed.

(h) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, concession or franchise, whether oral or written (including all amendments to any of the foregoing).

(i) “control” (including the terms “controlled, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is considered a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code that includes any of the Bank or its Subsidiaries is considered a single employer under “common control” with any of the Bank or its Subsidiaries under Section 4001(b)(1) of ERISA.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(m) “FDIC” means the Federal Deposit Insurance Corporation.

(n) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(o) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, taxing, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(p) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names”); (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists, technologies, trade secrets, works of authorship and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(q) “Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(r) “IRS” means the Internal Revenue Service.

(s) “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by the Bank and its Subsidiaries and used by the Bank or any of its Subsidiaries in the operation of the business of the Bank or any of its Subsidiaries.

(t) “knowledge” of (a) the Bank means the actual knowledge after due inquiry of the individuals set forth on Section 8.3(t) of the Bank Disclosure Letter and (b) the Purchaser means the actual knowledge after due inquiry of the individuals set forth on Section 8.3(t) of the Purchaser Disclosure Letter.

(u) “Law” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, arbitration award, agency requirement, decree or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

(v) “NASDAQ” means the NASDAQ Stock Market, Inc. and the NASDAQ Global Select Market, as applicable.

(w) “PBGC” means the Pension Benefit Guaranty Corporation.

(x) “Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Bank or such Subsidiary consistent with past practice or (iii) restrictions on transfers under applicable securities laws.

(y) “Person” means an individual, corporation, partnership, limited liability Bank, association, trust or other entity or organization, including any Governmental Entity.

(z) “Purchaser Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Purchaser and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs the ability of Purchaser to consummate, or prevents or materially delays, the Closing or any of the other Transactions or would reasonably be expected to do so; provided, that a Purchaser Material Adverse Effect for purposes of clause (A) shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent (1) generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Purchaser or any of its Subsidiaries), (3) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof, in each case after the date hereof, generally affecting banks, bank holding companies or financial holding companies, (4) demonstrably resulting from the announcement or pendency of the Transactions, (5) any failure by Purchaser to meet published or unpublished revenue or earnings projections or budgets or any decrease in the trading or market price, or change in trading volume, of Purchaser’s capital stock, (6) any downgrade in rating of any debt or debt securities of Purchaser or any of its Subsidiaries and (7) any legal claims asserted or other Actions initiated by any holder of shares of Purchaser Common Stock arising out of or relating to this Agreement; except, with respect to clauses (1), (2) and (3), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on Purchaser and its Subsidiaries, taken as a whole, as compared to similarly situated banks, bank holding companies or financial holding companies; and provided further that, with respect to clauses (5) and (6), the facts and circumstances giving rise to such failure, decrease, change or downgrade that are not otherwise excluded from the definition of a Purchaser Material Adverse Effect pursuant to the other clauses thereof may be taken into account in determining whether there has been a Purchaser Material Adverse Effect.

(aa) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of such Person.

(bb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(cc) “SEC” means the Securities and Exchange Commission and the rules and regulations thereof.

(dd) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(ee) “Significant Subsidiary” has the meaning assigned to such term in Regulation S-X promulgated by the SEC.

(ff) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(gg) “Tax Contest” means any federal, state, local, or foreign audit, examination, refund litigation, adjustment in controversy, or other administrative proceeding or court proceeding.

(hh) “Taxes” means (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity, (B) an amount described in clause (A) for which a Person is liable as a result of being a member of an Affiliated, consolidated, combined or unitary group, and (C) an amount for which a Person is liable as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B).

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

(jj) “Transaction Document” means this Agreement and any certificate delivered in connection herewith.

Section 8.4 Interpretation. In this Agreement, except as context may otherwise require, references:

(i) to the Preamble, Recitals, Articles, Sections, Schedules or Exhibits are to the Preamble to, a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii) to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Schedules and Exhibits to it, taken as a whole;

(iii) to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(iv) to any statute includes any regulation or rule promulgated thereunder; and

(v) to any Governmental Entity include any successor to that Governmental Entity.

The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. The phrase “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party or its Representatives prior to the date hereof or (ii) filed or furnished by a party with the SEC and publicly available on EDGAR, or filed or furnished by a party with the Federal Financial Institutions Examination Council, and made publicly available, prior to the date hereof. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party. The mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Bank Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Bank Disclosure Letter, the Purchaser Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), (i) the provisions of Section 5.9 shall be enforceable by each Indemnified Party described therein and (ii) the right of the holders of Bank Common Stock to receive the consideration payable pursuant to this Agreement shall be enforceable by each such holder of Bank Common Stock.

Section 8.7 Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each party agrees that it will bring any Action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Delaware Court of Chancery and any appellate court therefrom or, only in the event that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware and any appellate courts therefrom (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the Transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such Action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such Action or proceeding will be effective if notice is given in accordance with Section 8.2.

Section 8.8 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.13 Facsimile Signature. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Attest:		IBERIABANK CORPORATION

By:	/s/ Vicki A. Petitfils	By:	/s/ Daryl G. Byrd
Name:	Vicki A. Petitfils	Name:	Daryl G. Byrd
Title:	Banking Officer	Title:	President and Chief Executive Officer

Attest:		IBERIABANK

By:	/s/ Vicki A. Petitfils	By:	/s/ Daryl G. Byrd
Name:	Vicki A. Petitfils	Name:	Daryl G. Byrd
Title:	Banking Officer	Title:	President and Chief Executive Officer

Attest:		GIBRALTAR PRIVATE BANK & TRUST COMPANY

By:	/s/ Michael C. Sontag	By:	/s/ Adolfo Henriques
Name:	Michael C. Sontag	Name:	Adolfo Henriques
Title:	Executive Vice President	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by a majority of the respective directors of each of the merging banks, as of the day and year first above written.

FOR THE BOARD OF DIRECTORS OF

IBERIABANK

/s/ William H. Fenstermaker	/s/ David H. Welch

/s/ Rick E. Maples	/s/ John E. Koerner, III

/s/ E. Stewart Shea, III

/s/ Elaine D. Abell

/s/ Ernest P. Breaux, Jr.

/s/ Daryl G. Byrd

FOR THE BOARD OF DIRECTORS OF

Gibraltar Private Bank & Trust Company

/s/ Angel Medina	/s/ Ronald G. Stone

/s/ John W. Quill	/s/ Adolfo Henriques

/s/ Nelson Fonseca	/s/ Gail P. Birks

/s/ Eduardo Cisneros	/s/ James T. Dyke

/s/ Miguel G. Farra	/s/ Robert H. Dickinson

/s/ David S. Kirkland

[Signature Page to Agreement and Plan of Merger]

UNANIMOUS WRITTEN CONSENT OF SOLE SHAREHOLDER OF IBERIABANK

The undersigned, a duly authorized executive officer of IBERIABANK Corporation (the sole shareholder of IBERIABANK), hereby approves, ratifies and confirms the Agreement and Plan of Merger, providing for the merger of Gibraltar Private Bank & Trust Company within and into IBERIABANK, in all respects.

IBERIABANK Corporation

By:	/s/ Daryl G. Byrd
Name:	Daryl G. Byrd
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]